SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ----------------

                                  FORM 8-A/A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                             THE QUAKER OATS COMPANY


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            (Exact name of registrant as specified in its charter)



                New Jersey                                    36-1655315
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   (State of incorporation organization)                    (IRS Employer
                                                         Identification No.)



Quaker Tower P.O. Box 049001 Chicago,  Illinois               60604-9001
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 (Address of principal executive offices)                     (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered
-------------------                       ------------------------------

Preferred Stock Purchase Rights           New York Stock Exchange, Inc.
                                          Chicago Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None





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Item 1.     Description of Registrant's Securities to be Registered.
            -------------------------------------------------------

In contemplation of The Quaker Oats Company, a New Jersey corporation ("Quaker"), entering into a merger agreement (the "Potential Merger Agreement") with The Coca-Cola Company, a Delaware corporation ("Coke"), Quaker and Harris Trust and Savings Bank (the "Rights Agent") entered into Amendment No. 1 to Rights Agreement dated as of November 21, 2000 ("Amendment No. 1 to Rights Agreement") amending the Rights Agreement, dated as of May 8, 1996, between Quaker and the Rights Agent (the "Rights Agreement") in order to amend Section 1(a) of the Rights Agreement to provide that neither Coke, nor any of its Affiliates (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement), and that no Triggering Event, Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) will occur, as a result of the execution of the Potential Merger Agreement or the consummation of the transactions contemplated thereby.

In connection with the Agreement and Plan of Merger (the "Pepsi Merger Agreement"), dated as of December 2, 2000, among PepsiCo, Inc., a North Carolina corporation ("Pepsi"), BeverageCo, Inc., a New Jersey corporation and Quaker, Quaker and the Rights Agent entered into Amendment No. 2 to Rights Agreement dated as of December 2, 2000 ("Amendment No. 2 to Rights Agreement") amending the Rights Agreement in order to, among other things, rescind Amendment No. 1 to Rights Agreement and amend Section 1(a) of the Rights Agreement to provide that neither Pepsi, nor any of its Affiliates (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement), and that no Triggering Event, Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) will occur, as a result of the execution of the Pepsi Merger Agreement or the consummation of the transactions contemplated thereby.

Copies of Amendment No. 1 to Rights Agreement and Amendment No. 2 to Rights Agreement are attached hereto as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by reference. The foregoing description of Amendment No. 1 to Rights Agreement and Amendment No. 2 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to Rights Agreement and Amendment No. 2 to Rights Agreement.


Item 2.    Exhibits.
           --------

1. Amendment No. 1 to Rights Agreement, dated as of November 21, 2000, between The Quaker Oats Company and Harris Trust and Savings Bank, as Rights Agent.

2. Amendment No. 2 to Rights Agreement, dated as of December 2, 2000, between The Quaker Oats Company and Harris Trust and Savings Bank, as Rights Agent.




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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       THE QUAKER OATS COMPANY


                                       By: /s/ John G. Jartz
                                           --------------------------------
                                           Name:  John G. Jartz
                                           Title: Senior Vice President
Date: December 5, 2000



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                                INDEX OF EXHIBITS


Exhibit No.       Description
-----------       -----------

   (1) Amendment No. 1 to Rights Agreement, dated as of November 21, 2000, between The Quaker Oats Company and Harris Trust and Savings Bank, as Rights Agent

   (2) Amendment No. 2 to Rights Agreement, dated as of December 2, 2000, between The Quaker Oats Company and Harris Trust and Savings Bank, as Rights Agent